DELTA AIR LINES, INC.
MANAGEMENT INCENTIVE PLAN

1.    Purpose. The Delta Air Lines, Inc. Management Incentive Plan (the “MIP”) is an annual incentive compensation program sponsored by Delta Air Lines, Inc. that is intended to closely: (a) link pay and performance by providing management employees with a compensation opportunity based on Delta achieving key business plan goals and (b) align the interests of management employees with the Company’s other employees and stakeholders.
The MIP is being adopted under, and is subject to the terms of, the Delta Air Lines, Inc. Performance Compensation Plan (the “Performance Compensation Plan”).
Capitalized terms that are used but not defined in the MIP shall have the meaning given such terms in the Performance Compensation Plan.
2.    Definitions. As used in the MIP, the following terms shall have the indicated meanings:
(a)    “Base Salary” means the actual base salary earned by a Participant during a Plan Year.
(b)    “Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules, regulations and guidance promulgated thereunder.
(c)    “Committee” means the Personnel & Compensation Committee of the Company’s Board of Directors.
(d)    “Company” or “Delta” means Delta Air Lines, Inc. and any successors thereto.
(e)    “Executive Officer Participant” means any Participant who is (i) employed by the Company as an executive vice president or more senior officer of the Company or (ii) designated by the Committee as an Executive Officer Participant for a Plan Year.
(f)    “MIP” means the Delta Air Lines, Inc. Management Incentive Plan, as amended and/or restated from time to time.
(g)    “MIP Award” means the actual award earned by a Participant during an applicable Plan Year, as determined by the Committee in its sole discretion, at the end of the applicable Performance Period.
(h)    “Participant” has the meaning given such term in Section 4.
(i)    “Performance Criteria” means the performance criteria upon which the Performance Goals for a particular Performance Period are based, including, but not limited to the criteria set forth in Section 12(a) of the Performance Compensation Plan. For any Performance Period, such performance criteria may be that of the Company or a Company subsidiary or Affiliate, or a division or business unit of the Company or a Company subsidiary or Affiliate, and may be measured on an adjusted or unadjusted basis, on an individual or combined basis, on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years, or any combination of the above as determined by the Committee.
(j)    “Performance Goals” means the goals selected by the Committee, in its sole discretion, to be applicable to a Participant for any Performance Period. Performance Goals may include a threshold level of performance below which no MIP Award will be paid and levels of performance at which specified percentages of the Target MIP Award will be paid and may also include a maximum level of performance, not to exceed 200% of the Target MIP Award, above which no additional MIP Award amount will be paid.
(k)    “Performance Period” means the period of time for which performance is calculated, as determined by the Committee in its sole discretion, which shall not extend beyond a Plan Year.
(l)    “Plan Year” means a calendar year.
(m)    “Profit Sharing Program” means the Company’s broad-based employee profit sharing program as it may be amended from time to time.
(n)    “Target MIP Award” the target award payable under the MIP to a Participant for a particular Performance Period, which, unless determined otherwise by the Committee, shall be expressed as a percentage of the Participant’s Base Salary.
3.    Plan Administration. (a) The MIP shall be administered by the Committee. Consistent with the terms of the MIP, the Committee shall have the broadest discretionary authority permitted under law in the exercise of all its functions, including, without limitation, (i) construing and interpreting the terms of the MIP and determining eligibility, awards and the amount, manner and time of payment of any awards hereunder; (ii) prescribing forms and procedures for purpose of MIP participation and distribution of awards; and (iii) adopting rules and regulations and taking such actions as it deems necessary or desirable for the proper administration of the MIP, which authority may be delegated to the Company’s Chief People Officer.
(b)    Any rule or decision by the Committee (or its delegate) that is not inconsistent with the provisions of the MIP shall be final, conclusive and binding on all individuals and shall be given the maximum deference permitted by law.
(c)    Notwithstanding any provision of the MIP or the Performance Compensation Plan to the contrary, the minimum amount of total MIP Awards payable to eligible Participants (the “Minimum Amount”) may be fixed by the Committee (or its delegate) on or prior to the last day of a calendar year, but in no event earlier than December 1 of such calendar year. Once so determined by the Committee (or its delegate), the Minimum Amount shall not be further reduced or eliminated at any time thereafter. Any portion of the Minimum Amount allocated to such Participants that may be forfeited pursuant to the terms of the MIP shall be reallocated among the other eligible Participants.
4.    Eligibility. All Delta employees worldwide who are officers, managing directors (grade 13), directors (grade 12), general managers (grade 11), grade 10, grade 9S, grade 8, grade 7S or international frontline leaders (other than employees who participate in a sales incentive plan or other major functional incentive plan, as may be in effect from time to time) or such other employees as the Committee may select to receive a MIP Award for a Plan Year are eligible to participate in the MIP (“Participants”).
5.    Terms of MIP Awards
    (a)    In General. The MIP Award each Participant receives, if any, will be based on (i) the Participant’s Target MIP Award; (ii) the level of achievement within each applicable Performance Goal and (iii) an occurrence of a payout for the applicable calendar year under the Profit Sharing Program. Certain additional requirements will apply to any Participant who is employed as an Executive Officer Participant. Target MIP Awards and the related Performance Goals for the relevant Plan Year will be communicated to Participants in such manner as the Committee deems appropriate.

(b)    Determination of Target MIP Awards. Prior to the beginning of each Performance Period, or as soon as practicable thereafter, the Committee shall establish the Target MIP Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period.
(c)    Determination of Performance Goals and Performance Formula. Prior to the beginning of each Performance Period, the Committee shall establish in writing the Performance Goals for the Performance Period, and shall prescribe a formula for determining the percentage of the Target MIP Award that may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.
(d)    Interaction with Profit Sharing Program and Individual Performance Measure. If there is no payout under the Profit Sharing Program for a Plan Year, for general manager level (grade 11) Participants and above, the actual MIP Award, if any, will not exceed such Participant’s Target MIP Award regardless of whether Delta meets or exceeds any other Performance Goals applicable to the Participant. In addition, if a Participant’s performance under any applicable individual Performance Goal in a Plan Year is not satisfactory, no MIP Award will be payable to the Participant for such Plan Year regardless of whether Delta meets or exceeds any other Performance Goals applicable to the Participant.
    (e)    Adjustment of Performance Goals. The Committee shall have the right to adjust the Performance Goals (either up or down) during any applicable Performance Period if it determines that such adjustment is necessary or appropriate. Any adjustments by the Committee shall be final and binding on all individuals.
    (f)    Final MIP Award Determinations. Following the completion of each Performance Period, the Committee shall determine the extent which the Performance Goals have been achieved or exceeded. A Participant’s final MIP Award may be greater or less than his or her Target MIP Award based on whether performance under one or more of the Performance Goals applicable to the Participant exceeds or is below target performance. If the minimum Performance Goals established by the Committee are not achieved, then no payment will be made. To the extent the Performance Goals are achieved, the Committee shall certify the level of such achievement and then shall determine, in accordance with the prescribed formula, the amount of each Participant’s MIP Award. In determining the amount of each MIP Award, the Committee may reduce or eliminate the amount of a MIP Award by applying negative discretion, if, in its sole discretion, such reduction or elimination is appropriate.
6.    Form and Timing of MIP Award Payments
    (a)    In General. Any payouts to Participants under the MIP will be made in a single lump sum cash payment, as soon as practicable after the Committee certifies the achievement of the Performance Goals for the applicable Performance Period and, as applicable, individual performance has been evaluated, but in no event later than 2½ months following the end of a Plan Year.
    (b)    Executive Officer Participants. Payouts under the MIP to Participants who, as of the last day of a Plan Year, are Executive Officer Participants will be subject to the following terms and conditions:
(i)    Payment in Restricted Stock. If there is no payout under the Profit Sharing Program for a Plan Year, any payout under the MIP to an Executive Officer Participant will be made in shares of Restricted Stock rather than in cash, with the number of shares of Restricted

Stock being equal to the result of the following formula (“MIP Restricted Stock”): (A÷B), where1:
A =    the amount of the payout to the Executive Officer Participant under the MIP had the payout been made in cash; and
B =    the closing price of a Share on the New York Stock Exchange on the later of (1) the date that the Committee approves the payouts, if any, to the Executive Officer Participants under the MIP following the Committee’s certification of the achievement of the required Performance Goals and (2) the third business day following the date on which the Company publicly announces its annual financial results if this date is scheduled in the same month that the Committee approves such payouts, if any.
(ii)    Lapsing of Restrictions; Forfeiture. Until the restrictions imposed by this Section 6(b)(ii) (the “Restrictions”) have lapsed pursuant to the terms below, an Executive Officer Participant will not be permitted to sell, exchange, assign, transfer or otherwise dispose of the MIP Restricted Stock, and the MIP Restricted Stock will be subject to forfeiture as set forth below.
(A)    The Restrictions shall lapse and be of no further force or effect on the earlier of the date (1) there is a payout under the Profit Sharing Program unless, prior to such payout, the Executive Officer Participant incurs a Disqualifying Termination of Employment or (2) an Executive Officer Participant incurs a Qualifying Termination of Employment. The MIP Restricted Stock will be immediately forfeited if, prior to the lapsing of the Restrictions, the Executive Officer Participant incurs a Disqualifying Termination of Employment.
(B)    “Disqualifying Termination of Employment” means an Executive Officer Participant’s Termination of Employment by the Company for Cause.
(C)    “Qualifying Termination of Employment” means an Executive Officer Participant’s Termination of Employment (1) by the Company without Cause or (2) due to death or Disability.
(D)    For purposes of this Section 6(b)(ii), if an Executive Officer Participant incurs a Termination of Employment by reason of (1) a voluntary resignation or (2) Retirement, the Restrictions shall lapse and be of no further force or effect on the date there is a payout under the Profit Sharing Program as if such Executive Officer Participant’s employment had continued through such date.
(iii)    Dividends. In the event a cash dividend shall be paid in respect of Shares at a time the Restrictions on the MIP Restricted Stock have not lapsed, the Participant shall be eligible to receive the dividend upon the lapse of the Restrictions. The Restrictions shall apply to any such dividend.
(iv)    Performance Compensation Plan; Written Notice. The MIP Restricted Stock will otherwise be subject to the terms of the Performance Compensation Plan. In the event any
1 If this formula results in any fractional share, the MIP Restricted Stock will be rounded up to the next highest ten shares.

Executive Officer Participant’s MIP Award is converted to MIP Restricted Stock, such Participant will receive a written notice of such conversion with the details thereof as soon as practicable after the MIP payment date.
7.    Changes in Employment Status
(a)    Terminations of Employment
(i)    In General. Except as expressly set forth in this Section 7, in the event a Participant’s employment with the Company terminates for any reason prior to the end of the workday on the last day of a Plan Year, such Participant will be ineligible for any award under the MIP. Subject to Section 6(b), a Participant who incurs a termination of employment for any reason other than for Cause after the last day of a Plan Year, but before payment of any MIP Award for such Plan Year, will remain eligible for any unpaid MIP Award, which award will be paid according to the terms of Section 6(a). A Participant who is terminated by the Company for Cause after the last day of a Plan Year, but before payment of any MIP Award for such Plan Year, will forfeit any unpaid MIP Award.
(ii)    Pro-Rated MIP Awards
(A)    Disability or Retirement. This Section 7(a)(ii)(A) applies to any Participant who incurs a Termination of Employment on or prior to the last day of a Plan Year due to the Participant’s Disability or Retirement. Subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, such Participant will be eligible to receive a MIP Award based on the Participant’s Base Salary determined as of his or her Termination of Employment date, but otherwise in the same manner, to the same extent and at the same time as the Participant would have received such MIP Award if such Participant’s employment had continued through the last day of the Plan Year (i.e., based on achievement of applicable Performance Goals). If applicable, any Performance Goals based on individual performance will be calculated based on target level performance, or, at the discretion of the Company, a higher level based on the Participant’s most recent performance evaluation prior to the Termination of Employment.
(B)    Termination of Employment Without Cause or Resulting in Benefits under the Severance Plans. This Section 7(a)(ii)(B) applies to any Participant who incurs a Termination of Employment on or prior to the last day of a Plan Year due to either (1) a Termination of Employment by the Company without Cause or (2) for any other reason that entitles such Participant to benefits under the Delta Air Lines, Inc. Officer and Director Severance Plan or any other Company-sponsored severance plan in which a Participant is eligible to participate (the “Severance Plans”). Subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, such Participant will be eligible to receive a MIP Award based on the Participant’s Base Salary determined as of his or her Termination of Employment date, but otherwise in the same manner, to the same extent and at the same time as the Participant would have received such MIP Award if such Participant’s employment had continued through the last day of the Plan Year (i.e., based on achievement of applicable Performance Goals). If applicable, any Performance Goals based on individual performance will be calculated based on target level performance, or, at the discretion of the Company, a higher level based on the Participant’s most recent performance evaluation prior to the Termination of Employment.

(C)    Death. This Section 7(a)(ii)(C) applies to any Participant who incurs a Termination of Employment on or prior to the last day of a Plan Year due to the Participant’s death. The Participant’s estate will be eligible to receive a payment equal to the Participant’s Target MIP Award determined as of his or her Termination of Employment date made in cash as soon as practicable after the Participant’s Termination of Employment, but in no event later than 2½ months following the end of the year in which the Termination of Employment occurs.
(b)    Other Changes in Employment Status. The terms of this Section 7(b) shall apply to circumstances involving new hires, promotions, demotions, transfers or leaves of absence during a Plan Year. After a Participant’s Target MIP Award is determined under this Section 7(b), the appropriate weighting of Performance Goals will apply to each portion of such Target MIP Award. The end of year performance evaluation will apply to any individual Performance Goal applicable to the Participant unless the Participant is no longer subject to such evaluation process after the change in employment status, in which case the most recent performance evaluation will apply. Any MIP Awards payable under this Section 7(b) will be paid at the same time and in the same manner as such awards are paid to active Participants, subject to Section 6(b).
(i)    New Hires. With respect to any individual who becomes employed by Delta in a MIP-eligible position during a Plan Year but after January 1 of such Plan Year, such individual will be a Participant in the MIP and will be eligible to receive an award under the MIP for the Plan Year.
(ii)    Promotions. Participants who are either promoted into a MIP-eligible employment level or promoted into a higher level of MIP participation during a Plan Year will have their Target MIP Award calculated based on their Base Salary earned during each MIP-eligible employment level, multiplied by the relevant total target award percentage applicable to their position or positions during the Plan Year.
(iii)    Demotions. Participants who are either demoted to a position that is not eligible to participate in the MIP or demoted to a lower level of MIP participation during a Plan Year will have their Target MIP Award calculated based on their Base Salary earned during each MIP-eligible job level, multiplied by the relevant total target award percentage applicable to their position or positions during the Plan Year.
(iv)    Transfers. In the event that during a Plan Year, a Participant transfers employment from Delta to a Delta subsidiary or Affiliate that does not participate in the MIP, the Participant will have his or her Target MIP Award calculated based on his or her Base Salary earned as of the date immediately prior to the date the transfer is considered effective for purposes of the MIP, multiplied by the relevant total target award percentage applicable to his or her MIP-eligible position.
(v)    Leaves of Absence. In the event that during a Plan Year, a Participant goes on any type of leave at any time during a Plan Year, the Participant will have his Target MIP Award calculated, subject to Section 7(b)(vi), based on his or her Base Salary earned during a Plan Year while actively employed, multiplied by the relevant total target award percentage applicable to his or her MIP-eligible position.
(vi)    Military Leave. In the event that at any time during a Plan Year, a Participant is on a Military Leave of Absence, his or her Base Salary shall be equal to the Base Salary the Participant earned during the Plan Year plus any amount of base salary such Participant would have earned had he or she been actively employed by Delta in any corresponding MIP-eligible position during such leave. “Military Leave of Absence” means a Participant’s absence from his or her position of employment at any time during a Plan Year because of service in the uniformed services, as defined under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”); provided, that a Participant must provide the Company appropriate evidence that his or her absence was due to service in the uniformed services and the period of such service in order to be considered to be on a Military Leave of Absence for purposes of the MIP. For purposes of the MIP, any Participant who is absent due to military service (according to Delta’s records) as of the last day of a Plan Year and has been on such leave for a cumulative period (during the period he or she has been employed by Delta) of five years or less, will be presumed to be on a Military Leave of Absence. Any Participant who is similarly absent due to military service (based on Delta’s records) and who has been on such leave for a period of more than five years will not be considered to be on a Military Leave of Absence until he or she provides appropriate evidence that he or she is entitled to an exception to the five-year limit on uniformed service as set forth in USERRA.
8.    Treatment of Payments Under Benefit Plans or Programs. MIP payments, which for an Executive Officer Participant who receives MIP Restricted Stock means the amount of the payout to the Executive Officer Participant under the MIP had the payout been made in cash, will be considered as earnings under any benefit plan or program sponsored by Delta only to the extent such payments are included as earnings under the terms of the specific plan or program; provided, however, that any MIP payment made to an Executive Officer Participant in MIP Restricted Stock will be considered as earnings only for purposes of the Company’s restoration payment program, as in effect from time to time. If such payments are included, unless otherwise provided in such plan or program, Participants will be eligible to contribute amounts paid under the MIP into such plans in the same manner and to the same extent as their ordinary compensation and any amounts so contributed will be subject to any applicable Company contributions and/or matches. Notwithstanding anything to the contrary in this Section 8 and except as otherwise provided under the terms of any defined contribution plan sponsored by the Company, any MIP payment received in connection with a Termination of Employment shall not be considered earnings under any benefit plan or program sponsored by Delta.
9.    Effective Date. The MIP will become effective as of January 1, 2021.
10.    Amendment. Except as otherwise expressly set forth in this Section 10 and Section 13, the terms of Section 14 of the Performance Compensation Plan shall apply to any amendment or termination of the MIP. In addition, the terms applicable to any Participant (other than an Executive Officer Participant) will be subject in their entirety to the terms of any offer letter or other document to which the Participant has agreed, including, without limitation, to provide alternative Performance Goals or Performance Goal weightings. The terms of such offer letter or other document, if contrary to the terms of the MIP, shall govern the rights of the corresponding Participant.
11.    Fractions. Any calculation under the MIP that results in a fractional amount will be rounded up to two decimal points.
12.    Section 409A of the Code. Notwithstanding anything in the MIP to the contrary, any payments or benefits under the MIP are intended to be exempt from the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder (together, “Section 409A”) and shall be limited, construed and interpreted in accordance with such intent; provided, however, to the extent that any amount paid hereunder in connection with a Termination of Employment constitutes deferred compensation under Section 409A and is paid to a “specified employee” as defined in Section 409A, the payment of such amount will be delayed for six months.
13.    Clawback. Notwithstanding anything to the contrary in the MIP and subject to further amendment of this Section 14 to the extent required to be in compliance with any applicable law or regulation or Delta’s internal clawback policy, as it may be amended from time to time, if the Committee determines that a vice president or more senior officer Participant has engaged in fraud or misconduct that caused, in whole or in part, the need for a required restatement of Delta’s financial statements filed with the U.S. Securities and Exchange Commission, the Committee will review all incentive compensation awarded to or earned by such Participant, including, without limitation, any MIP Award, with respect to fiscal periods materially affected by the restatement and may recover from the Participant all such incentive compensation to the extent that the Committee deems appropriate after taking into account the relevant facts and circumstances. Any recoupment hereunder may be in addition to any other remedies that may be available to Delta under applicable law, including, disciplinary action up to and including termination of employment.